Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.faegredrinker.com

April 30, 2021

Cliffwater Corporate Lending Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Cliffwater Corporate Lending Fund (811-23333)

Ladies and Gentlemen:

We have acted as counsel to Cliffwater Corporate Lending Fund, a Delaware statutory trust (the “Fund”), in connection with the registration statement of the Fund on Form N-2 under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “Registration Statement”), which is being filed pursuant to Rule 486(b) under the 1933 Act to register additional shares of beneficial interest of the Fund (the “Additional Shares”), the offer and sale of which have not been previously registered under the 1933 Act.

You have asked for our opinion on certain matters relating to the Additional Shares.

We have reviewed the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions adopted by the Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1. The Additional Shares will be issued in accordance with the Fund’s Agreement and Declaration of Trust, its By-Laws and resolutions of the Fund’s Board of Trustees; and

2. The Additional Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Cliffwater Corporate Lending Fund

Based on the foregoing, it is our opinion that:

1. The Additional Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2. When issued and paid for upon the terms provided in the Registration Statement, the Additional Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund and that the holders of the Additional Shares will be entitled to the same limitation of personal liability extended to shareholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Fund).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund and to the reference to our firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the prospectus and statement of additional information in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP